Exhibit 10.1

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of November 21, 2022, is made by and among Forest Road Acquisition Sponsor II LLC, a Delaware limited liability company (“Sponsor”), Forest Road Acquisition Corp. II, a Delaware corporation (“Acquiror”), and Hyperloop Transportation Technologies, Inc., a Delaware corporation (the “Company”). Sponsor, Acquiror and the Company shall be referred to herein from time to time each as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,750,000 shares of Acquiror Class B Common Stock and 6,000,000 Acquiror Warrants (together with any other Equity Securities of Acquiror that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Equity Securities”);

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby and (b) agree to waive any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents with respect to the Transactions.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 8.03 (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer. Until the Effective Time (and subject to the terms and conditions of the Registration Rights Agreement, including the Lock-up set forth therein), the Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement / Prospectus or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of its Subject Acquiror Equity Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Subject Acquiror Equity Securities or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

3. Registration Rights Agreement. At the Closing, the Sponsor shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor and certain of the Pre-Closing Holders, in substantially the form attached as Exhibit C to the Merger Agreement.

4. Agreement to Vote. Sponsor hereby agrees that from the date hereof until the earlier of (a) the Closing, (b) the valid termination of the Merger Agreement in accordance with Section 10.01 thereof or the termination of this Agreement, and (c) the liquidation or dissolution of Acquiror pursuant to the Acquiror Organizational Documents, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Sponsor’s Subject Acquiror Equity Securities (A) in favor of the Acquiror Stockholder Matters, (B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the Transactions), (C) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, (D) against any change in the business of Acquiror or the Acquiror Board (other than in connection with the Required Transaction Proposals), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Acquiror Party under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror, (ii) not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the Transactions and (iii) not to commit or agree to take any action inconsistent with the foregoing.

5. Reserved.

6. Waiver of Anti-dilution Protection. Sponsor hereby (a) irrevocably and unconditionally waives, subject to and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Acquiror Organizational Documents and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the Acquiror Class B Common Stock held by it converts into Acquiror Class A Common Stock pursuant to Section 4.3(b) of Acquiror’s Certificate of Incorporation.

7. Representations and Warranties. Sponsor represents and warrants to Acquiror and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock or Acquiror Warrants, except as provided hereunder. Other than the Acquiror Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or the Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e) Except as described on Schedule 5.08 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)   Except as set forth in the Acquiror’s final prospectus, dated March 9, 2021, filed with the SEC, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Sponsor understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 6 shall survive the termination of this Agreement pursuant to clause (a) of this Section 8, (iii) Sections 8 through 10 shall each survive the termination of this Agreement, and (iv) Sections 12 through 20 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 8, (A) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act will constitute or cause a breach of this Agreement and (B) “Fraud” means an act or omission by a Party, and requires: (I) a false or incorrect representation or warranty expressly set forth in this Agreement, (II) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (III) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (IV) another Party’s justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement is the cause of such Party entering into this Agreement, and (V) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

9. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 9, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

11. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

12. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

14. Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15. Assignment. No Party shall assign (including by operation of law) this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio.

16. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

18. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

To Sponsor, or if prior to the Closing, to Acquiror:

Forest Road Acquisition Corp. II

1177 Avenue of the Americas, 5th Floor

New York, NY 10036

Attention: Zachary Tarica, Idan Shani, and Jeremy Tarica

Telephone: (516) 640-9678

E-mail: zachary@forestroadco.com, idan@forestroadco.com, and

jeremy@forestroadco.com

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Monica J. Shilling, P.C.

Telephone: (310) 552-4355

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

4550 Travis Street

Dallas, TX 75205

Attention: Michael Considine, P.C.

Telephone: (214) 972-1770

Email: mpconsidine@kirkland.com

If to the Company or, following the Closing, Acquiror:

Hyperloop Transportation Technologies, Inc.

11844 Jefferson Blvd

Los Angeles, CA 90230

Attn: Andres de Leon

E-mail: andres@hyperlooptt.com

with copies to:

Paul Hastings LLP

1999 Avenue of the Stars, 27th Floor

Los Angeles, CA 90067

Attn: David Hernand

Email: davidhernand@paulhastings.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

19. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FOREST ROAD ACQUISITION SPONSOR II LLC

By:	/s/ Zachary Tarica
Name:	Zachary Tarica
Title:	Authorized Signatory

FOREST ROAD ACQUISITION CORP. II

By:	/s/ Zachary Tarica
Name:	Zachary Tarica
Title:	Chief Operating Officer

Signature Page to Sponsor Agreement

Hyperloop Transportation Technologies, Inc.

By:	/s/ Andres de Leon
Name:	Andres de Leon
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

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